Exhibit 107
Calculation of Filing Fee Table
Form S-8
ResMed Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.004 per share	Rule 457(h) and Rule 457(c)	3,000,000	$245.23	$735,690,000	0.0001381	$101,598.79
Total Offering Amounts					$735,690,000		$101,598.79
Total Fee Offsets							$0.00
Net Fee Due							$101,598.79

(1)	In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of Common Stock which become issuable under the ResMed Inc. 2018 Employee Stock Purchase Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee under Rules 457(h) and 457(c) under the Securities Act and is based on the average of the high and low sale prices ($245.23) of the Common Stock, as reported on the New York Stock Exchange on November 17, 2025, for the 3,000,000 shares of Common Stock issuable under the Plan.